UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – January 14, 2016

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35651	13-2614959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Liberty Street New York, New York	10286
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code – (212) 495-1784

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On January 8, 2016, the United States Seventh Circuit Court of Appeals entered a decision with respect to the status of The Bank of New York Mellon Corporation’s (“BNY Mellon”) $312 million secured loan to Sentinel Management Group, Inc. (“Sentinel”), which filed for bankruptcy in 2007. As previously disclosed, following a December 2014 decision by the federal court in the Northern District of Illinois finding that BNY Mellon’s lien was valid, we received payment of outstanding principal and interest on the loan. Subsequently, the bankruptcy trustee appealed the decision, and on January 8, 2016 the Seventh Circuit invalidated our lien on the collateral supporting the loan but rejected the trustee’s request for equitable subordination. We intend to seek further review of this decision. The impact of this decision is that we will have an unsecured claim in the Sentinel bankruptcy. As a result, BNY Mellon expects to take an impairment charge in the fourth quarter of 2015 of approximately $170 million on a pre-tax basis or, on an after-tax basis, approximately $105 million. The charge represents management’s estimate of probable losses inherent in this matter. This evaluation process is subject to numerous estimates and judgments.

The information presented in this Current Report on Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the impairment charge and our intention to seek further review. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Factors that could cause BNY Mellon’s results to differ materially can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other filings with the Securities and Exchange Commission. All statements in this Current Report on Form 8-K speak only as the date of this filing and BNY Mellon undertakes no obligation to update the information to reflect events or circumstances that arise after that date or reflect the occurrence of unanticipated events, except as required by federal securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bank of New York Mellon Corporation
(Registrant)

Date:	January 14, 2016	By:	/s/ Craig T. Beazer
		Name:	Craig T. Beazer
		Title:	Secretary